CERTIFICATE OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                    NORTHPORT INDUSTRIES, INC.


          We, the undersigned, Robert Michelini, President, and Mathias Baumgartner, Secretary, of Northport Industries, Inc., a Nevada corporation (the "Corporation"), do hereby certify:
                                I
          Pursuant to Section 78.1955 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as follows:
          IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the Corporation shall be:
          A. Twenty-Five Million (25,000,00) shares of common stock with a par value of $0.001 per share;

          B. Twelve Million Five Hundred Thousand shares of preferred stock with a par value of $0.25 per share. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof.

               Series A Non-Voting Preferred Stock

               Series A Non-Voting Preferred Stock with the following rights, privileges and preferences set by the Board of
               Directors, 400,000 shares:   (i), non-voting; (ii),
               Redemption or Face Value of $1 per share; (iii), 5% cumulative dividend on the Redemption or Face Value; (iv), callable at any time by the Company, by payment of the Redemption or Face Value and any accrued 5% cumulative dividends; (v), convertible at the option of the holder into "restricted securities" in common stock of the Company at the Redemption or Face Value, on the closing price of the common stock of the Company on the OTC Bulletin Board of the NASD or any other recognized market where these securities publicly trade on the day prior to the conversion; (vi), non-accruing, callable by the Company at any time, but convertible to common shares after 24 months; and (vii) in the event for any reason the preferred stock is still outstanding after three years from its issuance, the Company, at its option, may convert the Redemption or Face Value into "restricted securities" in common stock of the Company on the closing price of the common stock of the Company on the OTC Bulletin Board of the NASD or any other recognized market where these securities publicly trade on the day prior to conversion;

                                II
          The amendment was adopted by unanimous vote of the Board of Directors and the Majority Stockholders of the Corporation pursuant to Section
78.1955 of the Nevada Revised Statutes.
          IN WITNESS THEREOF, the undersigned officers of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, have set their hands this 24TH day of February, 2000.


                              /S/Robert Michelini
                              Robert Michelini, President

                              /s/Mathias Baumgartner
                              Mathias Baumgartner, Secretary